Exhibit 3.1

STATUTEN der Allied World Assurance Company Holdings, Ltd Allied World Assurance Company Holdings, AG	ARTICLES OF ASSOCIATION of Allied World Assurance Company Holdings, Ltd Allied World Assurance Company Holdings, AG

I. Firma, Sitz und Zweck der Gesellschaft

Artikel 1          Firma, Sitz und Dauer der Gesellschaft

Unter der Firma

Allied World Assurance Company Holdings, Ltd

Allied World Assurance Company Holdings, AG

besteht eine Aktiengesellschaft gemäss Artikel 620 ff. OR mit Sitz in Baar. Die Dauer der Gesellschaft ist unbeschränkt.

I. Name, Domicile and Purpose of the Company

Article 1              Corporate Name, Registered Office and Duration

Under the corporate name

Allied World Assurance Company Holdings, Ltd

Allied World Assurance Company Holdings, AG

a Company exists pursuant to Article 620 et seq. of the Swiss Code of Obligations (hereinafter “CO”) having its registered office in Baar. The duration of the Company is unlimited.

Artikel 2          Zweck

a)         Hauptzweck der Gesellschaft ist der Erwerb, das Halten und der Verkauf von Beteiligungen an Unternehmen, insbesondere, jedoch nicht ausschliesslich, solcher der Direkt- und Rückversicherungsbranche.

Article 2 Purpose a) The main purpose of the Company is to acquire, hold, manage and to sell equity participations, including in insurance and reinsurance companies as well as in other companies.

Die Gesellschaft kann Finanz- und Management-Transaktionen ausführen. Sie kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten.	The Company may carry out finance and management transactions and set up branches and subsidiaries in Switzerland and abroad.

Die Gesellschaft kann im In- und Ausland Grundstücke erwerben, halten und veräussern.	The Company may acquire, hold and sell real estate in Switzerland and abroad.

b) Die Gesellschaft kann alle Geschäfte tätigen, die geeignet sind, den Zweck der Gesellschaft zu fördern und mit dem Zweck im Zusammenhang stehen.	b) The Company may engage in all types of transactions and may take all measures that appear appropriate to promote the purpose of the Company or that are related to the same.

II. Aktienkapital und Aktien Partizipationskapital	II. Share Capital and Shares, Participation Capital

Artikel 3a        Aktienkapital

a)         Das Aktienkapital der Gesellschaft beträgt CHF 544’879’824.38 und ist eingeteilt in 39’801’302 auf den Namen lautende Aktien im Nennwert von CHF 13.69 je Aktie. Das Aktienkapital ist vollständig liberiert.

Article 3a         Share Capital

a)         The share capital of the Company amounts to CHF 544,879,824.38 and is divided into 39,801,302 registered shares with a par value of CHF 13.69 per share. The share capital is fully paid-in.

b) Auf Beschluss der Generalversammlung können jederzeit Namenaktien in Inhaberaktien und Inhaberaktien in Namenaktien umgewandelt werden.	b) Upon resolution of the General Meeting of Shareholders, registered shares may be converted into bearer shares and bearer shares may be converted into registered shares, at any time.

Artikel 3b        Partizipationskapital

a)         Das Partizipationskapital der Gesellschaft beträgt CHF 2’770’034.60 und ist eingeteilt in 202’340 Partizipationsscheine lautend auf den Namen im Nennwert von CHF 13.69 je Partizipationsschein. Das Partizipationskapital ist vollständig liberiert.

Article 3b        Participation Capital

a)         The participation capital of the Company amounts to CHF 2,770,034.60 and is divided into 202,340 registered participation certificates with a par value of CHF 13.69 per participation certificate. The participation capital is fully paid-in.

b)         Partizipationsscheine haben dieselben Rechte auf Dividenden und einen Liquidationsanteil wie Namenaktien.

            Partizipationsscheine haben keine Stimm- oder andere Mitwirkungsrechte in der Generalversammlung.

b)         The participation certificates have the same entitlement to dividends and liquidation distributions as the registered shares.

            Participation certificates have no voting or other participation rights in the General Meeting of Shareholders.

            Wird das Aktienkapital und das Partizipationskapital gleichzeitig im gleichen Verhältnis erhöht, haben die Aktionäre nur Bezugsrechte auf Aktien und die Partizipanten nur auf Partizipationsscheine. Bezugsrechte und Vorwegzeichnungsrechte von Partizipanten sind ausgeschlossen, wenn und soweit diese Rechte der Aktionäre ausgeschlossen werden.

            Änderungen dieses Artikels 3b lit. b) bedürfen der Zustimmung der absoluten Mehrheit der an der Partizipantenversammlung vertretenen Partizipationsscheine.

            If the share capital and the participation capital are increased at the same time and in the same proportion, shareholders may subscribe only to shares and participants only to participation certificates. Pre-emptive and advance subscription rights of participants are excluded, if and to the extent such rights of the shareholders are excluded.

            Any amendment to this Article 3b paragraph b) requires the consent of the participants holding the absolute majority of the participation certificates represented at a meeting of the participants.

c)         Auf Beschluss der Generalversammlung können jederzeit Partizipationsscheine in Namenaktien umgewandelt werden, wobei diese Umwandlung (sowie die Änderung dieses Artikles 3b lit. c)) nur mit Zustimmung der Partizipanten, welche die absolute Mehrheit der an der Partizipantenversammlung vertretenen Partizipationsscheine halten, zulässig ist. Eine solche Umwandlung bedarf einer Herabsetzung des Partizipationskapitals unter gleichzeitiger Erhöhung des Aktienkapitals.

c)         Upon resolution of the General Meeting of Shareholders, all or any portion of the participation certificates may be converted into registered shares, at any time, whereby any such conversion (as well as any amendment to this Article 3b paragraph c)) requires the consent of the participants holding the absolute majority of the participation certificates represented at a meeting of the participants. Any such conversion requires a decrease of the participation capital with a simultaneous increase of the share capital.

d)         Die Gesellschaft ist im Rahmen des gesetzlich Zulässigen berechtigt, mit Partizipanten Vereinbarungen über den Rückkauf der Partizipationsscheine, insbesondere Andienungsrechte (Put Optionen) der Partizipanten, im Austausch gegen Bargeld oder Namenaktien (aus dem Eigenbestand oder Namenaktien aus genehmigtem Kapital) im Verhältnis 1:1 zu vereinbaren.

d)         As far as legally admissible the Company has, at any time, the right to buy back, in particular by granting put rights, all or any portion of the participation certificates in exchange for cash, registered shares out of the treasury shares or registered shares out of authorized share capital at an exchange ratio of 1:1.

e)         Den Partizipanten wird, gleichzeitig mit und in der gleichen Form wie den Aktionären, die Einberufung der Generalversammlung zusammen mit den Verhandlungsgegenständen und den Anträgen des Verwaltungsrats sowie derjeniger Aktionäre, welche die Traktandierung oder die Durchführung einer Generalversammlung verlangt haben, bekannt gegeben. Jeder Beschluss der Generalversammlung ist unverzüglich am Gesellschaftssitz und allfälligen eingetragenen Zweigniederlassungen zur Einsicht der Partizipanten aufzulegen. Die Partizipanten sind in der Bekanntgabe darauf hinzuweisen.

e)         The summon of a General Meeting of Shareholders shall be notified to the participants, together with the matters on the agenda and the proposals of the Board of Directors and of those shareholders who have demanded that a meeting be called or that matters be included in the agenda, on the same date and in the same manner as notified to the shareholders. Each resolution of the General Meeting of Shareholders shall promptly be made available for inspection by the participants at the Company’s registered office and registered branch offices (if any). The participants shall be informed thereof in the notice.

Artikel 4 Bedingtes Aktienkapital für Anleihensobligationen und ähnliche Instrumente der Fremdfinanzierung	Article 4 Conditional Share Capital for Bonds and Similar Debt Instruments

a)         Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 13’690’000 durch Ausgabe von höchstens 1’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 13.69 je Aktie erhöht, bei und im Umfang der Ausübung von Wandel- und/oder Optionsrechten, welche im Zusammenhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen, Notes oder ähnlichen Obligationen oder Schuldverpflichtungen eingeräumt wurden/werden, einschliesslich Wandelanleihen.

a)         The share capital of the Company shall be increased by an amount not exceeding CHF 13,690,000 through the issue of a maximum of 1,000,000 registered shares, payable in full, each with a par value of CHF 13.69 through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.

b)         Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Das Vorwegzeichnungsrecht der Aktionäre und, soweit vorhanden, dasjenige der Partizipanten in Bezug auf neue Anleihensobligationen, Notes oder ähnlichen Obligationen oder Schuldverpflichtungen kann durch Beschluss des Verwaltungsrats zu folgenden Zwecken eingeschränkt oder ausgeschlossen werden: Finanzierung und Refinanzierung des Erwerbs von Unternehmen, Unternehmensteilen oder Beteiligungen, von durch die Gesellschaft geplanten neuen Investitionen oder bei der Emission von Options- und Wandelanleihen über internationale Kapitalmärkte sowie im Rahmen von Privatplatzierungen. Der Ausschluss des Vorwegszeichnungsrechts ist ausschliesslich unter folgenden kumulativen Bedingungen zulässig: (1) Die Instrumente müssen zu Marktkonditionen emittiert werden, (2) die Frist, innerhalb welcher die Options- und Wandelrechte ausgeübt werden können, darf ab Zeitpunkt der Emission des betreffenden Instruments bei Optionsrechten 10 Jahre und bei Wandelrechten 20 Jahre nicht überschreiten und (3) der Umwandlungs- oder Ausübungspreis für die neuen Aktien hat mindestens dem Marktpreis zum Zeitpunkt der Emission des betreffenden Instruments zu entsprechen.

b)         Shareholders’ pre-emptive rights are excluded with respect to these shares. Shareholders’ advance subscription rights and, if existing, such rights of participants with regard to new bonds, notes or similar instruments may be restricted or excluded by decision of the Board of Directors in order to finance or re-finance the acquisition of companies, parts of companies or holdings, or new investments planned by the Company, or in order to issue convertible bonds and warrants on the international capital markets or through private placement. If advance subscription rights are excluded, then (1) the instruments are to be placed at market conditions, (2) the exercise period is not to exceed ten years from the date of issue for warrants and twenty years for conversion rights and (3) the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued.

c)         Der Erwerb von Namenaktien durch Ausübung von Wandel- und Optionsrechten sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 8 der Statuten.

c)         The acquisition of registered shares through the exercise of conversion rights or warrants and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 5 Bedingtes Aktienkapital für Mitarbeiterbeteiligungen	Article 5 Conditional Share Capital for Employee Benefit Plans

a)         Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 57’498’000 durch Ausgabe von höchstens 4’200’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 13.69 je Aktie erhöht bei und im Umfang der Ausübung von Optionen, welche Mitarbeitern der Gesellschaft oder Tochtergesellschaften sowie Beratern, Direktoren oder anderen Personen, welche Dienstleistungen für die Gesellschaft oder ihre Tochtergesellschaften erbringen, eingeräumt wurden/werden.

a)         The share capital of the Company shall be increased by an amount not exceeding CHF 57,498,000 through the issue from time to time of a maximum of 4,200,000 registered shares, payable in full, each with a par value of CHF 13.69, in connection with the exercise of option rights granted to any employee of the Company or a subsidiary, and any consultant, director or other person providing services to the Company or a subsidiary.

b)         Bezüglich dieser Aktien ist das Bezugsrecht der Aktionäre ausgeschlossen. Neue Aktien dieser Art können unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat bestimmt bei einer solchen Emission die spezifischen Konditionen, inkl. den Preis der Aktien.

b)         Shareholders’ pre-emptive rights shall be excluded with regard to the issuance of these shares. These new registered shares may be issued at a price below the current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.

c)         Der Erwerb von Namenaktien im Zusammenhang mit Mitarbeiterbeteiligungen sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 8 der Statuten.

c)         The acquisition of registered shares in connection with employee participation and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 5a Bedingtes Kapital für bestehende Aktionärsoptionen	Article 5a Conditional Capital for Existing Shareholder Warrants

a)         Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 27’380’000 durch Ausgabe von höchstens 2’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 13.69 je Aktie erhöht bei und im Umfang der Ausübung von Optionen, welche American International Group, Inc. eingeräumt wurden.

a)         The share capital of the Company shall be increased by an amount not exceeding CHF 27,380,000, through the issue from time to time of a maximum of 2,000,000 registered shares payable in full, each with a par value of CHF 13.69, in connection with the exercise of shareholder warrants granted to American International Group, Inc.

b)         Bezüglich dieser Aktien ist das Bezugsrecht der Aktionäre bzw. Partizipanten ausgeschlossen. Neue Aktien dieser Art können zum oder unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat bestimmt bei einer solchen Emission die spezifischen Konditionen, inkl. den Ausgabepreis der Aktien.

b)         Shareholders’ and participants’ pre-emptive rights shall be excluded with regard to the issuance of these shares. These new registered shares may be issued at a price equal to or below the current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.

c) Der Erwerb von Namenaktien im Zusammenhang mit Aktionärsoptionen sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 8 der Statuten.

c)         The acquisition of registered shares in connection with the shareholder warrants and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 6 Genehmigtes Kapital zu allgemeinen Zwecken	Article 6 Authorized Share Capital for General Purposes

a)         Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis 30. November 2012 im Maximalbetrag von CHF 108’975’959.40 durch Ausgabe von höchstens 7’960’260 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 13.69 je Aktie zu erhöhen.

a)         The Board of Directors is authorized to increase the share capital from time to time and at any time until November 30, 2012 by an amount not exceeding CHF 108,975,959.40 through the issue of up to 7,960,260 fully paid up registered shares with a par value of CHF 13.69 each.

b)         Erhöhungen auf dem Weg der Festübernahme sowie Erhöhungen in Teilbeträgen sind gestattet. Der Ausgabebetrag, die Art der Einlage, der Zeitpunkt der Dividendenberechtigung sowie die Zuweisung nicht ausgeübter Bezugsrechte werden durch den Verwaltungsrat bestimmt.

b)         Increases through firm underwriting or in partial amounts are permitted. The issue price, the date of dividend entitlement, the type of consideration (including the contribution or underwriting in kind) as well as the allocation of non exercised pre-emptive rights shall be determined by the Board of Directors.

c)         Der Verwaltungsrat ist ermächtigt, Bezugsrechte der Aktionäre auszuschliessen und diese Dritten zuzuweisen, wenn die neu auszugebenden Aktien zu folgenden Zwecken verwendet werden: (1) Fusionen, Übernahmen von Unternehmen oder Beteiligungen, Finanzierungen und Refinanzierungen solcher Fusionen und Übernahmen sowie anderweitige Investitionsvorhaben (unter Einschluss von Privatplatzierungen), (2) Stärkung der regulatorischen Kapitalbasis der Gesellschaft oder ihrer Tochtergesellschaften (unter Einschluss von Privatplatzierungen), (3) zur Erweiterung des Aktionariats, (4) zum Zwecke der Mitarbeiterbeteiligung oder (5) zum Umtausch von Partizipationsscheinen sowie zum Rückkauf von Partizipationsscheinen gemäss Artikel 3b lit. d) der Statuten im Austausch gegen Namenaktien aus genehmigtem Kapital.

c)         The Board of Directors is authorized to exclude the pre-emptive rights of the shareholders and to allocate them to third parties in the event of the use of shares for the purpose of (1) mergers, acquisitions of enterprises or participations, financing and/or refinancing of such mergers and acquisitions and of other investment projects (including by way of private placements); (2) improving the regulatory capital position of the company or its subsidiaries (including by way of private placements); (3) broadening the shareholder constituency; (4) the participation of employees; or (5) an exchange of participation certificates as well as a buy-back of participation certificates in exchange of registered shares according to Article 3b paragraph d) of the Articles of Association out of authorized share capital.

d)         Die Zeichnung sowie der Erwerb von Namenaktien aus genehmigtem Kapital zu allgemeinen Zwecken sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 8 der Statuten.

d)         The subscription as well as the acquisition of registered shares out of authorized share capital for general purposes and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 7 Form der Aktien, Bucheffekten	Article 7 Form of Shares, Intermediated Securities

a)         Die Gesellschaft kann ihre Namenaktien in der Form von Einzelurkunden, Globalurkunden oder Wertrechte ausgeben und jederzeit ohne Genehmigung der Aktionare eine bestehende Form in eine andere Form von Namenaktien umwandeln. Ein Aktionär oder eine Aktionärin hat keinen Anspruch auf Umwandlung seiner oder ihrer Namenaktien in eine andere Form oder auf Druck und Auslieferung von Urkunden. Mit der Zustimmung des Aktionärs oder der Aktionärin kann die Gesellschaft ausgestellte Urkunden, die bei ihr eingeliefert werden, ersatzlos annullieren. Jeder Aktionar und jede Aktionarin können jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm oder ihr gemass Aktienregister gehaltenen Namenaktien verlangen.

a)         The Company may issue its registered shares in the form of individual certificates, global certificates and/or uncertificated securities and convert one form into another form of registered shares at any time and without the approval of the shareholders. A shareholder has no entitlement to demand a conversion of the form of the registered shares or the printing and delivery of share certificates. With the consent of the shareholder, the Company may cancel issued certificates which are returned to it without replacement. Each shareholder may, however, at any time request a written confirmation from the Company of the registered shares held by such shareholder, as reflected in the share register of the Company.

b)         Die Gesellschaft kann für die Namenaktien Bucheffekten schaffen. Die Übertragung von Bucheffekten und die Bestellung von Sicherheiten an Bucheffekten richten sich nach den Bestimmungen des Bucheffektengesetzes. Die Gesellschaft kann als Bucheffekten ausgestaltete Namenaktien aus dem entsprechenden Verwahrungssystem zurückziehen.

b)         The Company may create intermediated securities for the registered shares. The transfer of intermediated securities and furnishing of collateral in intermediated securities must conform with the regulations of the Intermediary-Held Securities Act. The Company may withdraw registered shares issued as intermediary-held securities from the respective custody system.

c)         Die Übertragung von Namenaktien, einschliesslich der daraus entspringenden Rechte, richtet sich nach dem anwendbaren Recht und diesen Statuten. Eine Übertragung durch Zession bedarf zusätzlich der Anzeige an die Gesellschaft; die Bank, welche abgetretene Namenaktien für die Aktionäre verwaltet, kann von der Gesellschaft über die erfolgte Zession benachrichtigt werden. Die Übertragungen unterliegen den Beschränkungen von Artikel 8 der Statuten.

c)         Transfers of registered shares and the rights arising therefrom are subject to the applicable law and these Articles of Association. A transfer by way of assignment, in addition, requires notice of the assignment to the Company; the bank which handles the book entries of the assigned registered shares on behalf of the shareholders may be notified by the Company of such assignment. Transfers are subject to the limitations of Article 8 of the Articles of Association.

d)         Für den Fall, dass die Gesellschaft Aktienzertifikate druckt und ausgibt, müssen die Aktienzertifikate die Unterschrift von zwei zeichnungsberechtigten Personen tragen. Mindestens eine dieser Personen muss Mitglied des Verwaltungsrats sein. Faksimile-Unterschriften sind erlaubt.

d)         If the Company prints and issues share certificates, such share certificates shall bear the signature of two duly authorized signatories of the Company, at least one of which shall be a member of the Board of Directors. These signatures may be facsimile signatures.

e) Die vorstehenden Bestimmungen dieses Artikels 7 der Statuten gelten mutatis mutandis auch für Partizipationsscheine.	e) The foregoing provisions of this Article 7 of the Articles of Association apply mutatis mutandis to participation certificates.

Artikel 8 Aktienregister, Partizipationsscheinregister und Beschränkungen der Übertragbarkeit	Article 8 Share Register, Participation Certificate Register and Transfer Restrictions

a)         Für die Namenaktien und die Partizipationsscheine wird je ein Register (Aktienbuch oder Partizipationsscheinregister) geführt. Darin werden die Eigentümer und Nutzniesser mit Namen und Vornamen, Wohnort, Adresse und Staatsangehörigkeit (bei juristischen Personen mit Sitz) eingetragen.

a)         Registered shares and participation certificates are registered in a register (share register and participation certificate register, respectively). The name of the owner or the usufructuary shall be entered in either the share register or the participation certificate register with his/her name, address, domicile and citizenship (domicile in case of legal entities).

b)         Zur Eintragung ins Aktienbuch als Aktionär mit Stimmrecht ist die Zustimmung des Verwaltungsrats notwendig. Die Eintragung als Aktionär mit Stimmrecht kann in den in Artikel 8 lit. c), e), f) und g) der Statuten festgehaltenen Fällen abgelehnt werden. Lehnt der Verwaltungsrat die Eintragung des Erwerbers als Aktionär mit Stimmrecht ab, benachrichtigt er diesen innerhalb von 20 Tagen seit dem Eingang des Eintragungsgesuchs. Nicht anerkannte Erwerber werden als Aktionäre ohne Stimmrecht ins Aktienbuch eingetragen. Die entsprechenden Aktien gelten in der Generalversammlung als nicht vertreten. Diese Regelung gilt mutatis mutandis auch für Partizipationsscheine bzw. die Eintragung im Partizipationsscheinregister.

b)         Entry in the share register of registered shares with voting rights is subject to the approval of the Board of Directors. Entry of registered shares with voting rights may be refused based on the grounds set out in Article 8 paragraph c), e), f) and g) of the Articles of Association. If the Board of Directors refuses to register the acquirer as shareholder with voting rights it shall notify the acquirer of such refusal within 20 days upon receipt of the application. Non-recognized acquirers shall be entered in the share register as shareholders without voting rights. The corresponding shares shall be considered as not represented in the General Meeting of Shareholders.

c)         Eine natürliche oder juristische Person wird in dem Umfang nicht als Aktionärin mit Stimmrecht im Aktienbuch eingetragen, in welchem die von ihr direkt oder indirekt im Sinne von Artikel 14 der Statuten gehaltene oder sonstwie kontrollierte Beteiligung 10% oder mehr des im Handelsregister eingetragenen Aktienkapitals beträgt. Dabei gelten Personen, die durch Absprache, Kapital, Stimmkraft, Leitung, Syndikat oder auf andere Weise miteinander verbunden sind, als eine Person. Im Umfang, in welchem eine derartige Beteiligung 10% oder mehr des Aktienkapitals beträgt, werden die entsprechenden Aktien ohne Stimmrecht ins Aktienbuch eingetragen.

c)         No individual or legal entity may, directly or through Constructive Ownership (as defined in Article 14 of the Articles of Association below) or otherwise control voting rights with respect to 10% or more of the registered share capital recorded in the Commercial Register. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, shall be regarded as one person. The registered shares exceeding the limit of 10% shall be entered in the share register as shares without voting rights.

d) [reserviert]	d) [reserved]

e)         Die oben erwähnte 10% Limite gilt auch bei der Zeichnung oder dem Erwerb von Aktien, welche mittels Ausübung von Options- oder Wandelrechten aus Namen- oder Inhaberpapieren oder sonstigen von der Gesellschaft oder Dritten ausgestellten Wertpapieren oder welche mittels Ausübung von erworbenen Bezugsrechten aus Namen- oder Inhaberaktien gezeichnet oder erworben werden oder welche durch Umwandlung von Partizipationsscheinen in Namenaktien gemäss Artikel 3b lit. c) der Statuten ausgegeben werden. Im Umfang, in welchem eine daraus resultierende Beteiligung 10% oder mehr des Aktienkapitals beträgt, werden die entsprechenden Aktien ohne Stimmrecht ins Aktienbuch eingetragen.

e)         The limit of 10% of the registered share capital also applies to the subscription for, or acquisition of, registered shares by exercising option or convertible rights arising from registered or bearer securities or any other securities issued by the Company or third parties, as well as by means of exercising purchased pre-emptive rights arising from either registered or bearer shares or which arise out of the conversion of participation certificates into registered shares according to Article 3b paragraph c) of the Articles of Association. The registered shares exceeding the limit of 10% shall be entered in the share register as shares without voting rights.

f)          Der Verwaltungsrat verweigert die Eintragung ins Aktienbuch als Aktionär mit Stimmrecht oder entscheidet über die Löschung eines bereits eingetragenen Aktionärs mit Stimmrecht aus dem Aktienbuch, wenn der Erwerber auf sein Verlangen hin nicht ausdrücklich erklärt, dass er die Aktien im eigenen Namen und auf eigene Rechnung erworben hat.

f)          The Board of Directors shall reject entry of registered shares with voting rights in the share register or shall decide on their cancellation when the acquirer or shareholder upon request does not expressly state that he/she has acquired or holds the shares in his/her own name and for his/her own account.

g)         Der Verwaltungsrat verweigert die Eintragung natürlicher und juristischer Personen, welche Namenaktien für Dritte halten und dies schriftlich gegenüber der Gesellschaft erklären, als Treuhänder/Nominees mit unbeschränktem Stimmrecht ins Aktienbuch oder entscheidet über die Löschung aus dem Aktienbuch, wenn sie sich nicht dazu verpflichten, gegenüber der Gesellschaft auf deren schriftliches Verlangen hin jederzeit die Namen, Adressen und Beteiligungsquoten derjenigen Personen offenzulegen, für welche sie die Namenaktien halten.

g)         The Board of Directors shall reject entry of individuals and legal entities who hold registered shares for third parties and state this in writing to the Company, as nominees in the share register with voting rights without limitation or shall decide on their cancellation when the nominee does not undertake the obligation to disclose at any time to the Company at its written request the names, addresses and share holdings of each person for whom such nominee is holding shares.

h) Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von den obgenannten Beschränkungen (Artikel 8 lit. c), e), f) und g) der Statuten) genehmigen. Sodann kann der Verwaltungsrat nach	h) The Board of Directors may in special cases approve exceptions to the above regulations (Article 8 paragraph c), e), f) and g) of the Articles of Association). The Board of Directors is in addition

            Anhörung der betroffenen Personen deren Eintragungen im Aktienbuch als Aktionäre rückwirkend streichen, wenn diese durch falsche Angaben zustande gekommen sind oder wenn die betroffene Person die Auskunft gemäss Artikel 8 lit. f) der Statuten verweigert.

            authorized, after due consultation with the person concerned, to delete with retroactive effect entries in the share register which were effected on the basis of false information and/or to delete entries in case the respective person refuses to make the disclosers according to Article 8 paragraph f) of the Articles of Association.

i)          Solange ein Erwerber nicht Aktionär mit Stimmrecht im Sinne von Artikel 8 der Statuten geworden ist, kann er weder die entsprechenden Stimmrechte noch die weiteren mit diesem in Zusammenhang stehenden Rechte wahrnehmen.

i)          Until an acquirer becomes a shareholder with voting rights for the shares in accordance with this Article 8 of the Articles of Association, he/she may neither exercise the voting rights connected with the shares nor other rights associated with the voting rights.

III. Organisation	III. Organization

A. Die Generalversammlung	A. The General Meeting of Shareholders

Artikel 9 Befugnisse Die Generalversammlung ist das oberste Organ der Gesellschaft. Sie hat die folgenden unübertragbaren Befugnisse:	Article 9 Authorities The General Meeting of Shareholders is the supreme corporate body of the Company. It has the following non-transferable powers:

1. die Festsetzung und Änderung der Statuten;	1. to adopt and amend the Articles of Association;

2. die Wahl der Mitglieder des Verwaltungsrats und der Revisionsstelle;	2. to elect and remove the members of the Board of Directors and the Auditors;

3. die Genehmigung des Jahresberichts, der Jahresrechnung und der Konzernrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinns, insbesondere die Festsetzung der Dividende;

3.         to approve the statutory required annual report, the annual accounts and the consolidated financial statements as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;

4. die Entlastung der Mitglieder des Verwaltungsrats; und	4. to grant discharge to the members of the Board of Directors; and

5. die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder welche ihr vom Verwaltungsrat vorgelegt werden.	5. to pass resolutions regarding items which are reserved to the General Meeting of Shareholders by law or by the Articles of Association or which are presented to it by the Board of Directors.

Artikel 10 Generalversammlungen sowie deren Einberufung	Article 10 Meetings and Convening the Meeting

a)         Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt. Zeitpunkt und Ort, welcher im In- oder Ausland sein kann, werden durch den Verwaltungsrat bestimmt.

a)         The ordinary General Meeting of Shareholders shall be held annually within six months after the close of the business year at such time and at such location, which may be within or outside Switzerland, as determined by the Board of Directors.

b)         Ausserordentliche Generalversammlungen werden gemäss den gesetzlichen Bestimmungen durch Beschluss der Generalversammlung, durch die Revisionsstelle oder den Verwaltungsrat einberufen. Ausserdem müssen ausserordentliche Generalversammlungen einberufen werden, wenn stimmberechtigte Aktionäre, welche zusammen mindestens 10% des Aktienkapitals vertreten, es verlangen.

b)         Extraordinary General Meetings of Shareholders may be called in accordance with statutory provisions by resolution of the General Meeting of Shareholders, the Auditors or the Board of Directors, or by shareholders with voting powers, provided they represent at least 10% of the share capital.

Artikel 11 Einladung	Article 11 Notice

Die Einladung erfolgt mindestens 20 Tage vor der Versammlung durch Publikation im Schweizerischen Handelsamtsblatt (SHAB).	Notice of the General Meeting of Shareholders shall be given by publication in the Swiss Official Gazette of Commerce (SOGC) at least 20 days before the date of the meeting.

Artikel 12 Traktanden	Article 12 Agenda

a) Der Verwaltungsrat nimmt die Traktandierung der Verhandlungsgegenstände vor.	a) The Board of Directors shall state the matters on the agenda.

b)         Ein oder mehrere mit Stimmrecht eingetragene Aktionäre können, gemäss den gesetzlichen Bestimmungen, vom Verwaltungsrat die Traktandierung eines Verhandlungsgegenstandes verlangen. Das Begehren um Traktandierung ist schriftlich unter Angabe der Verhandlungsgegenstände und der Anträge an den Präsidenten des Verwaltungsrats mindestens 60 Tage vor der Generalversammlung einzureichen.

b)         One or more registered shareholders may in compliance with the legal requirements demand that matters be included in the agenda. Such demands shall be in writing and shall specify the items and the proposals and has to be submitted to the Chairman up to 60 days before the date of the meeting.

c)         Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen, welche auch nicht im Zusammenhang mit einem gehörig traktandierten Verhandlungsgegenstand stehen, können keine Beschlüsse gefasst werden, ausser in den gesetzlich vorgesehenen Fällen.

c)         No resolution shall be passed on matters proposed only at the General Meeting of Shareholders and which have no bearing on any of the proposed items of the agenda, apart from those exceptions permitted by law.

d)         In der Einberufung der Versammlung werden die Traktanden und die Anträge des Verwaltungsrats sowie derjenigen Aktionäre bekanntgegeben, welche die Traktandierung oder die Durchführung einer Generalversammlung verlangt haben.

d)         The notice of the meeting shall state the matters on the agenda and the proposals of the Board of Directors and of those shareholders who have demanded that a meeting be called or that matters be included in the agenda.

Artikel 13 Vorsitz und Protokoll	Article 13 Chair, Minutes

a)         Den Vorsitz in der Generalversammlung führt der Präsident des Verwaltungsrats, bei dessen Verhinderung ein anderes vom Verwaltungsrat bezeichnetes Mitglied des Verwaltungsrats oder ein anderer von der Generalversammlung für den betreffenden Tag bezeichneter Vorsitzender.

a)         The General Meeting of Shareholders shall be chaired by the Chairman, or, in his absence, by another member of the Board of Directors, or by another Chairman elected for that day by the General Meeting of Shareholders.

b) Der Vorsitzende bezeichnet einen Protokollführer sowie die Stimmenzähler, welche keine Aktionäre sein müssen.	b) The Chairman designates a Secretary for the minutes as well as the scrutinizers who need not be shareholders.

c) Der Verwaltungsrat ist verantwortlich für die Protokollführung. Das Protokoll wird vom Vorsitzenden und vom Protokollführer unterzeichnet.	c) The Board of Directors is responsible for the keeping of the minutes, which are to be signed by the Chairman and by the Secretary.

Artikel 14          Stimmrecht und Vertreter

a)         Jede Aktie berechtigt, unter Vorbehalt der Einschränkungen gemäss Artikel 8 der Statuten und Artikel 14 lit. b) und c) untenstehend, zu einer Stimme. Jeder stimmberechtigte Aktionär kann seine Aktien durch eine andere von ihm schriftlich bevollmächtigte Person vertreten lassen, welche kein Aktionär sein muss.

Article 14          Voting Rights and Shareholders Proxies

a)         Each share is entitled to one vote subject to the provisions of Article 8 of the Articles of Association and Article 14 paragraph b) and c) below. Each shareholder may be represented at the General Meeting of Shareholders by another person who is authorized by a written proxy and who does not need to be a shareholder.

b)         Ungeachtet lit. a) vorstehend gilt Folgendes: Sobald und solange eine natürliche oder juristische Person Namenaktien entsprechend 10% oder mehr des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft kontrolliert, ist diese bei ordentlichen oder ausserordentlichen Generalversammlungen maximal zu den gemäss nachfolgender Formel zu eruierenden Stimmen (abgerundet auf die nächst tiefere, runde Zahl) berechtigt:

b)         Notwithstanding paragraph a) above, if and so long as there are Controlled Shares representing 10% or more of the registered share capital recorded in the Commercial Register, regardless of the identity of the holder thereof, such Controlled Shares shall be entitled to cast votes at any General Meeting of Shareholders or Extraordinary General Meeting of Shareholders in the aggregate equal to the number (rounded down to the nearest whole number) obtained from the following formula:

[(T ÷ 100) x 10] - 1	[(T ÷ 100) x 10] - 1

Wobei gilt: “T” ist gleich der Gesamtanzahl der Stimmrechte, welche auf dem im Handelsregister eingetragenen gesamten Aktienkapital der Gesellschaft verliehen werden.	Where: “T” is the aggregate number of votes conferred by all the registered share capital recorded in the Commercial Register.

c) Als “kontrolliert” im Sinne dieser Statuten gilt die Gesamtheit der einer stimmberechtigten Klasse angehörenden Aktien der Gesellschaft, welche von einer Person:	c) For purposes of these Articles, “Controlled Shares” means all shares of the Company, of all classes entitled to vote owned by a person in the aggregate whether:

(aa) direkt, als auch	(aa) directly or

(bb) indirekt, definiert aufgrund der nachfolgenden Zuordnungskriterien, gehalten werden:	(bb) due to Constructive Ownership, defined as ownership deemed to exist after application of the following rules of ownership attribution:

(i) Zuordnung aufgrund einer Personengesellschaft (Partnership) oder einer anderen Gesellschaft, einem Trust oder eines Nachlasses.	(i) Attribution from any partnership, estate, trust, or corporation.
Mit Ausnahme der Regelung in Unterabsatz (D) untenstehend:	Except as provided in subparagraph (D) below:

(A)    Aktien, welche direkt oder indirekt von oder für einer/eine Personengesellschaft (Partnership) oder einem/einen Nachlass gehalten werden, gelten als anteilsmässig von den betreffenden Partnern oder Begünstigten gehalten.

(A) Shares owned, directly or indirectly, by or for a partnership or estate shall be considered as owned proportionately by its partners or beneficiaries.

(B)    Aktien, welche direkt oder indirekt von oder für einem/einen Trust gehalten werden, gelten als von den Begünstigten dieses Trusts im Verhältnis ihres rechnungsmässigen Anteils gehalten; allerdings gelten Aktien, welche direkt oder indirekt von oder für einem/einen Teil eines Trusts gehalten werden, der gemäss den anwendbaren Steuergesetzen (einschliesslich US Bundeseinkommenssteuerrechts) einer Person gehört, als von dieser Person gehalten gelten. Im hier verwendeten Sinne wird unter einem Trust, wenn vom Verwaltungsrat so bestimmt, nicht auch ein Trust verstanden, der in den Vereinigten Staaten oder einer anderen Jurisdiktion gegründet oder organisiert ist und der Teil eines von der US Bundeseinkommenssteuer bzw. von den Steuern der betreffenden anderen Jurisdiktionen befreiten Aktienvergütungs-, Renten- oder Gewinnbeteiligungsplans eines Mitarbeiters ist, welcher ausschliesslich dem Zweck der Begünstigung von Mitarbeitern oder deren Begünstigten dient.

(B)    Shares owned, directly or indirectly by or for a trust shall be considered as owned by its beneficiaries in proportion to the actuarial interest of such beneficiaries in such trust; provided, however, that shares owned, directly or indirectly, by or for any portion of a trust of which a person is considered to be the owner by applicable tax laws, including for U.S. federal income tax purposes, shall be considered owned by such person. For purposes of the foregoing, if so determined by the Board of Directors, a trust shall not include a trust created or organized in the United States or any other jurisdiction and forming part of a stock bonus, pension or profit sharing plan of an employer for the exclusive benefit of employees or their beneficiaries that is exempt from U.S. federal income taxation respectively from applicable taxes of such other jurisdiction.

(C)

Wenn eine Person direkt oder indirekt wertmässig mit 10% oder mehr an einer Gesellschaft beteiligt ist oder die Anteile für diese Person gehalten werden, so gelten die der Gesellschaft direkt oder indirekt gehörenden Aktien als von dieser Person gehalten, dies im Verhältnis des Werts der dieser Person gehörenden Aktien zum Gesamtwert aller Aktien der Gesellschaft.

(C)

If 10% or more in value of the shares in a corporation is owned directly or indirectly, by or for any person, such person shall be considered as owning the shares owned, directly or indirectly, by or for such corporation, in that proportion which the value of the shares which such person so owns bears to the value of all the shares in such corporation.

(D)

Wenn mehr als 50% der Stimmrechte aller stimmberechtigten Aktienklassen einer Gesellschaft von einer Personengesellschaft (Partnership) oder einer anderen Gesellschaft, einem Nachlass oder einem Trust direkt oder indirekt gehalten werden, so werden Betreffenden im Rahmen dieses Unterabsatzes (i) sämtliche Stimmrechte der betreffenden Gesellschaft zugerechnet.

(D)

For purposes of this subparagraph (i), if a partnership, estate, trust, or corporation owns, directly or indirectly, more than 50% of the total combined voting power of all classes of shares entitled to vote in a corporation, it shall be considered as owning all the shares entitled to vote.

(ii)	Zuordnung bei Personengesellschaften (Partnerships) oder anderen Gesellschaften, bei einem Nachlass oder einem Trust:		(ii)	Attribution to partnerships, estates, trusts, and corporations:

(A)

Aktien, welche direkt oder indirekt von oder für einem/einen Partner oder einem/einen Berechtigten eines Nachlasses gehalten werden, gelten als von der betreffenden Personengesellschaft (Partnership) oder vom betreffenden Nachlass gehalten.

				(A)	Shares owned, directly or indirectly, by or for a partner or a beneficiary of an estate shall be considered as owned by the partnership or estate.

	(B)	Aktien, welche direkt oder indirekt von oder für einem/einen Begünstigten eines Trusts		(B)	Shares owned, directly or indirectly, by or for a beneficiary of a trust shall be considered gehalten werden, gelten als vom Trust gehalten, sofern der Anspruch des Begünstigten am Trust nicht lediglich geringer und ungewisser Natur ist (remote contingent interest); vorausgesetzt aber, dass direkt oder indirekt einer Person gehörende Aktien, welche gemäss den anwendbaren Steuergesetzen (einschliesslich US Bundeseinkommenssteuer) Eigentümerin eines Trustanteils ist, als vom Trust gehalten gelten. Ein ungewisser Anspruch eines Begünstigten eines Trusts ist im Rahmen des voranstehenden Satzes gering, wenn unter grösstmöglicher Ausschöpfung des Ermessensbereichs des Trustees zugunsten dieses Begünstigten, der rechnungsmässige Wert des Anspruchs 5% oder weniger des Trustvermögens ausmacht. Unter einem Trust im Sinne des Unterabsatzes (B) wird, wenn vom Verwaltungsrat so bestimmt, nicht auch ein Trust verstanden, der in den Vereinigten Staaten oder einer anderen Jurisdiktion gegründet oder organisiert ist und der Teil eines von der US Bundeseinkommenssteuer bzw. von den Steuern der betreffenden anderen Jurisdiktionen befreiten Aktienvergütungs-, Renten- oder Gewinnbeteiligungsplans eines Mitarbeiters ist, welcher ausschliesslich dem Zweck der Begünstigung von Mitarbeitern oder deren Begünstigten dient.

as owned by the trust, unless such beneficiary’s interest in the trust is a remote contingent interest; provided, however, that shares owned, directly or indirectly, by or for a person who is considered the owner of any portion of a trust by applicable tax laws, including for U.S. federal income tax purposes, shall be considered owned by the trust. For purposes of the preceding sentence, a contingent interest of a beneficiary in a trust shall be considered remote if, under the maximum exercise of discretion by the trustee in favour of such beneficiary, the value of such interest, computed actuarially, is 5% or less of the value of the trust property. For purposes of this subparagraph (B), if so determined by the Board of Directors, a trust shall not include a trust created or organized in the United States or any other jurisdiction and forming part of a stock bonus, pension or profit sharing plan of an employer for the exclusive benefit of employees or their beneficiaries that is exempt from U.S. federal income taxation respectively from applicable taxes of such other jurisdiction.

(C) Wenn eine Person direkt oder indirekt wertmässig mit 50% oder mehr an einer Gesellschaft beteiligt ist oder die Anteile für	(C) If 50% or more in value of the shares in a corporation is owned, directly or indirectly, by or for any person, such corporation shall diese Person gehalten werden, so gelten die der Gesellschaft direkt oder indirekt gehörenden Aktien als von dieser Person gehalten; allerdings ist die vorangehende Bestimmung nicht anwendbar, wenn sie aufgrund des Haltens eigener Aktien durch die Gesellschaft zur Anwendung käme.

be considered as owning the shares owned, directly or indirectly, by or for such person; provided, however, the foregoing rule shall not be applied so as to consider a corporation as owning its own shares.

(iii)      Kontrollvereinbarungen. Wenn einer Person aufgrund einer Vereinbarung, eines Vertrages, einer Übereinkunft oder einer sonstigen Beziehung betreffend eine oder mehrere Aktien der Gesellschaft ganz oder anteilsmässig (A) Einfluss auf Stimmrechte zukommt (einschliesslich das Recht zur Ausübung oder zur Bestimmung der Ausübung des Stimmrechts an diesen Aktien); und/oder (B) Einfluss auf die Verfügungsberechtigung dieser Aktien zukommt (einschliesslich das Recht, diese Aktien zu veräussern oder die Veräusserung anzuordnen), so gelten diese Aktien als von der betreffenden Person gehalten.

(iii)      Control arrangements. If a person through any arrangement, contract, understanding, relationship, or otherwise regarding one or more shares of the Company has or shares (A) voting power which includes the power to vote, or to direct the voting of, such share; and/or (B) investment power which includes the power to dispose, or to direct the disposition of, such share(s), such share(s) shall be considered as owned by such person.

(iv)      Optionsrechte, Wandelrechte oder ähnliche Rechte. Wenn eine Person ein Recht hat, eine oder mehrere Aktien zu erwerben, einschliesslich (A) durch Ausübung eines Options-, Wandel- oder eines ähnlichen Rechts, (B) durch Wandlung einer Sicherheit; (C) durch die Möglichkeit, einen Trust, ein Vermögensverwaltungskonto oder eine ähnliche Vereinbarung für nichtig zu erklären; oder (D) durch die automatische Aufhebung eines Trusts, eines Vermögensverwaltungskontos oder einer ähnlichen Vereinbarung, so gelten diese Aktien als von der betreffenden Person gehalten.

(iv)      Options, warrants or similar rights. If any person has a right to acquire one or more shares, including (A) by way of an option, warrant or similar right; (B) through the conversion of a security; (C) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or (D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement, such shares shall be considered as owned by such person. For this purpose, an option to acquire such an option, and each one of a series of such options, shall be considered as an option to acquire such shares.

Als Option, mit welcher Aktien erworben werden können, gelten in diesem Sinne Optionsrechte (und jede einzelne einer Serie von Optionen), mit denen erstgenannte Option erhalten werden kann.

(v)       Familienmitglieder. Eine natürliche Person hält ihre Aktien direkt oder indirekt von oder für (A) ihren oder seine Ehepartner/in (ausgenommen Ehepartner, die rechtlich aufgrund eines Scheidungsurteils oder einer Verfügung zum Getrenntleben [separate maintenance] getrennt sind); und (B) ihre oder seine Kinder, Enkel und Eltern. Ein im Rechtssinne adoptiertes Kind gilt im Sinne dieses Unterabsatzes (v) als Kind der betreffenden natürlichen Person.

(v)       Members of a family. An individual shall be considered as owning the shares owned, directly or indirectly by or for (A) his or her spouse (other than a spouse who is legally separated from the individual under a decree of divorce or separate maintenance); and (B) his or her children, grandchildren and parents. For purposes of this subparagraph (v), a legally adopted child of an individual shall be treated as a child of such individual by blood.

(vi)      Keine Umgehung. Wenn eine Person Trusts, Vollmachten, übrige Vertretungsberechtigungen oder sonstige vertragliche Abreden errichtet oder benutzt in der Absicht, die wirtschaftliche Berechtigung an den Aktien zu verdecken oder die Fälligkeit einer wirtschaftlichen Berechtigung an den Aktien, die sich gemäss einem Plan oder Programm ergeben würde, verhindert, um die Bestimmungen dieser Statuten zu umgehen, so gelten die Aktien als von dieser Person gehalten.

(vi)      No circumvention. If a person creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of shares of the Company or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the provisions of these articles of association, such shares shall be considered as owned by such person.

(vii) Anwendbarkeitsbestimmungen. Im Rahmen der obenstehenden Unterabsätze (i)–(vi) dieses Artikels 14 lit. c) (bb) gilt folgendes:	(vii) Rules of application. For purposes of subparagraphs (i) to (vi) of this subparagraph (bb) of subparagraph c) of Article 14, the following shall apply:

(A) Aktien, die indirekt von einer Person gemäss den Unterabsätzen (i), (ii), (iii), (iv), (v) und (vi) gehalten werden, gelten im Rahmen der	(A) Shares constructively owned by a person by reasons of the application of subparagraphs (i), (ii), (iii), (iv), (v) and (vi) shall, for purposes

Anwendung dieser Unterabsätze als tatsächlich dieser Person gehörend; allerdings sollen (I) Aktien, die indirekt von einer natürlichen Person gemäss Unterabsatz (v) obenstehend gehalten werden, nicht in der Weise von ihm oder ihr als gehalten gelten, dass unter (nochmaliger) Anwendung von Unterabsatz (v) der/die entsprechend andere als indirekt berechtigt gilt; (II) Aktien, die gemäss Unterabsatz (ii) obenstehend indirekt von einer Personengesellschaft (Partnership) oder einer anderen Gesellschaft, einem Nachlass oder Trust gehalten werden, nicht in der Weise als gehalten gelten, dass unter Anwendung von Unterabsatz (i) obenstehend (betreffend Zuordnung an einen Partner, Begünstigten, Eigentümer oder Gesellschafter einer Personengesellschaft (Partnership) oder anderen Gesellschaft, eines Nachlasses oder Trusts) der/die entsprechend andere als indirekt berechtigt gilt; und (III) Aktien, die als von einer natürlichen Person gemäss den Unterabsätzen (iv) oder (v) obenstehend gehalten gelten, von ihm oder ihr als gemäss Unterabsatz (iv) gehalten gelten.

of applying such subparagraphs, be considered as actually owned by such person; provided, however, that (I) shares constructively owned by an individual by reason of the application of subparagraph (v) above shall not be considered as owned by him or her for purposes of again applying such subparagraph (v) in order to make another the constructive owner of such shares; (II) shares constructively owned by a partnership, estate, trust or corporation by reason of the application of subparagraph (ii) above shall not be considered as owned by it for purposes of applying subparagraph (i) above (relating to attribution to a partner, beneficiary, owner or shareholder from a partnership, estate, trust or corporation) in order to make another the constructive owner of such shares; and (III) if shares may be considered as owned by an individual under subparagraphs (iv) or (v) above, such shares shall be considered as owned by him or her under subparagraph (iv).

(B)       Aktien, welche aufgrund mehrerer Bestimmungen gemäss den Unterabsätzen (i)–(v) dieses Artikels 14 lit. c) (bb) gehalten werden oder von mehreren Personen, sollen gemäss derjenigen Regel zugeordnet werden, welche der betreffenden Person/den betreffenden Personen den höchsten Prozentsatz an Aktien zuweist.

(B)       For purposes of any one determination, shares which may be owned under more than one of the rules of subparagraphs (i) through (v) above of subparagraph (bb) of subparagraph c) of Article 14, or by more than one person, shall be owned under that attribution rule which imputes to the person, or persons, concerned the largest total percentage of such shares.

d) [reserviert]	d) [reserved]

e)         Der Verwaltungsrat hat das Recht, die Bestimmungen dieses Artikels 14 auszulegen, die Berechtigung von natürlichen und juristischen Personen an Aktien der Gesellschaft zur Sicherstellung der Umsetzung der Bestimmungen dieses Artikels 14 festzulegen sowie letzte Berichtigungen (welche er nach den Umständen für gerecht und vernünftig hält) an der Gesamtzahl der mit den Aktien verbundenen Stimmen vorzunehmen, um sicherzustellen, dass keine Person gesamthaft direkt oder indirekt 10% oder mehr der gesamten Stimmkraft aller stimmberechtigten Aktienklassen erhält. Bei der Auslegung kann der Verwaltungsrat Gesetze, Reglemente und übrige Bestimmungen sowie Rechtsprechung aus dem In- und Ausland beiziehen, welche diesem Artikel 14 grundsätzlich ähnlich sind.

e)         The Board of Directors shall have the authority to interpret the provisions of this Article 14 and to determine the ownership of shares by any individual or entity so as to fully implement the provisions of this Article 14 and to make such final adjustments to the aggregate number of votes attaching to any shares that they consider fair and reasonable in all the circumstances to ensure that no Person will have in the aggregate direct or Constructive Ownership of 10% or more of the total combined voting power of all classes of shares entitled to vote. In so interpreting this Article 14, the Board of Directors may look to laws, rules, regulations and court decisions (including of countries outside of Switzerland) having language substantially similar to this Article 14.

f) Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von den vorerwähnten Stimmrechtsbeschränkungen gewähren.	f) The Board of Directors may in special cases allow exceptions from this limitation on voting rights.

Artikel 15           Beschlüsse

a)         Die Generalversammlung ist beschlussfähig, wenn zwei oder mehr Personen, welche als Aktionäre oder Stimmrechtsvertreter mindestens fünfzig Prozent (50%) der gesamten ausstehenden Aktien (entsprechend den im Handelsregister eingetragenen Aktien minus den von der Gesellschaft direkt oder indirekt gehaltenen eigenen Aktien) vertreten, während der Generalversammlung anwesend sind. Falls die Gesellschaft einen Aktionär hat, genügt die Anwesenheit eines Aktionärs oder Stimmrechtsvertreters, um ein gültiges Quorum zu erstellen.

Article 15           Resolutions

a)         The General Meeting of Shareholders can validly pass resolutions if two or more persons present in person and representing in person or by proxy in excess of fifty percent (50%) of the total issued and outstanding shares (being the total number of issued shares as registered in the commercial register minus shares held in treasury) are present throughout the meeting; provided, that if the Company shall at any time have only one shareholder, one shareholder present in person or by proxy shall constitute a quorum.

b) Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre	b) Unless otherwise required by law or the Articles of Association,

Wahlen, soweit das Gesetz oder diese Statuten nichts anderes vorsehen, mit der einfachen Mehrheit der abgegebenen Stimmen (wobei Enthaltungen, sog. Broker Nonvotes, leere oder ungültige Stimmen für die Bestimmung des Mehrs nicht berücksichtigt werden).

the General Meeting of Shareholders shall pass its resolutions and carry out its elections with the simple majority of the votes cast (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the majority).

c)         Der Vorsitzende bestimmt das Abstimmungsverfahren. Erfolgen die Wahlen nicht elektronisch, haben sie mittels Stimmzettel zu erfolgen, wenn mindestens 50 anwesende Aktionäre dies per Handzeichen verlangen. Die Weisungserteilung durch die Aktionäre an ihre an der Versammlung anwesenden Vertreter via Internet oder Telefon kann durch den Vorsitzenden gestattet werden.

c)         The Chairman of the General Meeting of Shareholders shall determine the voting procedure. Provided that the voting is not done electronically, voting shall be by ballot if more than 50 of the shareholders present so demand by a show of hands. The Chairman may permit the shareholders to give their instructions by means of the internet or telephone to their representatives who are present at the meeting.

Artikel 16        Quorum

Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:

Article 16         Quorums

A resolution of the General Meeting of Shareholders passed by at least two thirds of the represented share votes and the absolute majority of the represented shares par value is required for:

1. die in Artikel 704 Absatz 1 OR aufgeführten Geschäfte, d.h. für:	1. the cases listed in Article 704 paragraph 1 CO, i.e.:

(a) die Änderung des Gesellschaftszwecks;	(a) the change of the company purpose;

(b) die Einführung von Stimmrechtsaktien;	(b) the creation of shares with privileged voting rights;

(c) die Beschränkung der Übertragbarkeit von Namenaktien oder Partizipationsscheinen;	(c) the restriction of the transferability of registered shares or participation certificates;

(d) eine genehmigte oder bedingte Kapitalerhöhung;	(d) an increase of capital, authorized or subject to a condition;

(e) die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;	(e) an increase of capital out of equity, against contribution in kind, or for the purpose of acquisition of assets and the granting of special benefits;

(f) die Einschränkung oder Aufhebung des Bezugsrechts;	(f) the limitation or withdrawal of pre-emptive rights;

(g) die Verlegung des Sitzes der Gesellschaft;	(g) the change of the domicile of the Company;

(h) die Auflösung der Gesellschaft.	(h) the liquidation of the Company.

2. Fusion, Spaltung und Umwandlung der Gesellschaft (zwingende gesetzliche Bestimmungen vorbehalten);	2. the merger, de-merger or conversion of the Company (subject to mandatory law);

3. die Lockerung und die Aufhebung von Übertragungsbeschränkungen der Namenaktien oder Partizipationsscheine;	3. the alleviating or withdrawal of restrictions upon the transfer of registered shares or participation certificates;

4. die Umwandlung von Namenaktien in Inhaberaktien und umgekehrt sowie die Umwandlung von Partizipationsscheinen in Aktien;	4. the conversion of registered shares into bearer shares and vice versa as well as the conversion of participation certificates into shares;

5. die Abberufung von Mitgliedern des Verwaltungsrats im Sinne von Artikel 705 Absatz 1 OR; und	5. the dismissal of any member of the Board of Directors according to Article 705 paragraph 1 CO; and

6. die Änderung oder Aufhebung der Artikel 8, 14, 15 und 16 der Statuten.	6. the amendment or elimination of the provisions of Article 8, Article 14 and Article 15 of the Articles of Association as well as those contained in this Article 16.

B. Der Verwaltungsrat	B. The Board of Directors

Artikel 17             Wahl, Konstituierung und Entschädigung

a)         Der Verwaltungsrat besteht aus wenigstens 3 und höchstens 13 Mitgliedern. Die Amtsdauer des Verwaltungsrats beträgt drei Jahre. Die erste Amtsdauer wird für jedes Mitglied bei der ersten Wahl durch den Verwaltungsrat so festgelegt, dass jedes Jahr eine gleiche Anzahl Verwaltungsräte neu bzw. wiedergewählt werden müssen und spätestens nach drei Jahren sämtliche Mitglieder des Verwaltungsrats sich einer Wiederwahl haben stellen müssen. Der

Article 17             Election, Constitution and Indemnification

a)         The Board of Directors shall consist of a minimum of three and a maximum of thirteen members. The term shall be three years. Each year the Board of Directors shall be renewed by rotation, to the extent possible in equal numbers and in such manner that, after a period of three years, all members will have been subject to re-election. The Board of Directors shall establish the order of rotation, whereas the first term of some members may be less than

Verwaltungsrat bestimmt die Reihenfolge der Wiederwahl, wobei die erste Amtszeit einzelner Mitglieder des Verwaltungsrats weniger als drei Jahre betragen wird. Diesbezüglich ist unter einem Jahr der Zeitraum zwischen zwei ordentlichen, aufeinanderfolgenden Generalversammlungen zu verstehen. Im Falle einer Zu- oder Abnahme der Anzahl der Mitglieder des Verwaltungsrats, bestimmt der Verwaltungsrat die neue Reihenfolge der Wiederwahlen. Infolgedessen kann die Amtsdauer einzelner Mitglieder des Verwaltungsrats weniger als drei Jahre betragen. Die Amtsdauer läuft mit dem Tag der nächsten ordentlichen Generalversammlung ab, vorbehältlich vorgängigen Rücktritts oder Abwahl. Wenn vor Ablauf dieser Amtsdauer Verwaltungsräte ersetzt werden, läuft die Amtsdauer der neu hinzu gewählten Mitglieder mit der ordentlichen Amtsdauer ihrer Vorgänger ab.

three years. In this regard, one year shall mean the period between two ordinary General Meetings of Shareholders. In the event of increase or a decrease in the number of Directors, the Board of Directors shall establish a new order of rotation. In this context the terms of office of some members may be less than three years. The term of office of a member of the Board of Directors shall, subject to prior resignation or removal, expire upon the day of the next ordinary General Meeting of Shareholders. Newly-appointed members shall complete the term of office of their predecessors.

Die Mitglieder des Verwaltungsrats können wiedergewählt werden.	Members of the Board of Directors may be re-elected.

b)         Der Verwaltungsrat konstituiert sich selber. Der Verwaltungsrat wählt seinen Präsidenten sowie einen Vizepräsidenten. Er bezeichnet einen Sekretär; dieser braucht nicht dem Verwaltungsrat anzugehören. Die Organisation des Verwaltungsrats wird im Organisationsregelement festgelegt. Der Vorsitzende hat den Stichentscheid.

b)         The Board of Directors shall constitute itself. It appoints its Chairman, a Vice-Chairman and a Secretary who does not need to be a member of the Board of Directors. The Organization of the Board of Directors is provided for in the Organizational Regulations. The Chairman shall have the casting vote.

c)         Die Mitglieder des Verwaltungsrats erhalten für ihre Tätigkeit eine Entschädigung, deren Höhe vom Verwaltungsrat festgelegt wird. Die Mitglieder des Verwaltungsrats sind ebenfalls berechtigt, an Mitarbeiterbeteiligungsprogrammen der Gesellschaft teilzunehmen.

c) Members of the Board of Directors shall receive compensation for their work in an amount to be determined by the Board. They may also participate in the Company’s employee benefit plans.

d) Soweit es das Gesetz zulässt, werden die Mitglieder des Verwaltungsrats sowie der Geschäftsleitung aus dem Gesellschaftsvermögen schadlos gehalten für Forderungen,	d) The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each of the members of the Board of Directors and officers out of the assets of the Company from and

Kosten, Verluste, Schäden, Bussen, und sonstige Auslagen, welche ihnen im Zusammenhang mit ihrer Tätigkeit für die Gesellschaft entstehen bzw. gegen diese erhoben werden, es sei denn, ein rechtskräftiger Entscheid eines Gerichts oder einer anderen Behörde stelle fest, dass die betreffende Person die obgenannten Auslagen und Verpflichtungen aufgrund einer vorsätzlichen oder grobfahrlässigen Pflichtverletzung verursacht hat.

against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty on behalf of the Company; provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgement or decree not subject to appeal, to have committed with intent or gross negligence.

Unabhängig von vorstehender Bestimmung schiesst die Gesellschaft den Mitgliedern des Verwaltungsrats sowie der Geschäftsleitung die im Zusammenhang mit oben erwähnten Angelegenheiten entstehenden Gerichts- und Anwaltskosten vor. Ausgenommen sind jene Fälle, in denen die Gesellschaft selbst gegen die betreffenden Personen vorgeht. Die Gesellschaft kann die aufgewendeten Auslagen zurückfordern, wenn ein Gericht oder eine andere zuständige Behörde rechtskräftig feststellt, dass die betreffende Person gegenüber der Gesellschaft eine Pflichtverletzung begangen hat.

Without limiting the foregoing paragraph, the Company shall advance court costs and attorney’s fees to the members of the Board of Directors and officers, except in cases where the Company itself is plaintiff. The Company may however recover such advanced cost if a court or another competent authority holds that the member of the Board of Directors or the officer in question has breached its duties to the Company.

Artikel 18             Oberleitung und -aufsicht, Delegation

a)         Der Verwaltungsrat hat die Oberleitung der Gesellschaft sowie die Aufsicht über die Geschäftsleitung. Er vertritt die Gesellschaft gegenüber Dritten und kann in allen Angelegenheiten Beschluss fassen, welche nicht gemäss Gesetz, Statuten oder Organisationsreglement einem anderen Organ zugewiesen sind.

Article 18             Ultimate Direction, Delegation

a)         The Board of Directors is entrusted with the ultimate direction of the Company as well as the supervision of the management. It represents the Company towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Company by law, the Articles of Association or the regulations.

b)         Der Verwaltungsrat kann aus seiner Mitte Ausschüssen bestellen oder einzelne Mitglieder bestimmen, welche mit der Vorbereitung und/oder Ausführung seiner Beschlüsse oder der Überwachung bestimmter Geschäfte betraut sind. Der Verwaltungsrat erlässt hierzu die notwendigen organisatorischen Weisungen. Mit Ausnahme der unübertragbaren Befugnisse kann der

b)         The Board of Directors may delegate preparation and/or implementation of its decisions and supervision of the business to committees or to individual members of the Board of Directors. The organizational regulations will be defined by the Board of Directors. While reserving its non-transferable powers, the Board of Directors may further delegate the management of the business

Verwaltungsrat die Geschäftsführung ganz oder teilweise an einzelne Mitglieder, an einen Ausschuss oder an Dritte, welche keine Aktionäre zu sein brauchen, übertragen. Ebenso kann der Verwaltungsrat vorgenannten Personen die Befugnis erteilen, im Namen der Gesellschaft zu zeichnen. Der Verwaltungsrat erlässt hierzu die notwendigen Organisationsreglemente und erstellt die erforderlichen Vertragsdokumente.

or parts thereof and representation of the Company to one or more persons, members of the Board of Directors or others who need not be shareholders. The Board of Directors shall record all such arrangements in a set of regulations for the Company and set up the necessary contractual framework.

Artikel 19 Aufgaben Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:	Article 19 Duties The Board of Directors has the following non-transferable and inalienable duties:

1. die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;	1. to ultimately manage the Company and issue the necessary directives;

2. die Festlegung der Organisation;	2. to determine the organization;

3. die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;	3. to organize the accounting, the financial control, as well as the financial planning if necessary for the administration of the Company;

4. die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen, sowie die Erteilung der Zeichnungsberechtigungen;	4. to appoint and remove the persons entrusted with the management and representation of the Company and to grant signatory power;

5. die Oberaufsicht über die mit der Geschäftsführung und der Vertretung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;	5. to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law and with the Articles of Association, regulations and directives;

6. die Erstellung des Geschäftsberichtes sowie die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;	6. to issue the business report, as well as the preparation of the General Meeting of Shareholders and to implement the latter’s resolutions;

7. die Benachrichtigung des Richters im Falle der Überschuldung;	7. to inform the judge in the event of over-indebtedness;

8. die Beschlussfassung über die nachträgliche Liberierung von nicht vollständig liberierten Aktien;	8. to pass resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares;

9. die Beschlussfassung über die Feststellung von Kapitalerhöhungen und die entsprechenden Statutenänderungen; und	9. to pass resolutions confirming increases in share capital and regarding the amendments to the Articles of Association entailed thereby; and

10. die Überwachung der Fachkenntnisse der Spezialrevisionsstelle in den Fällen, in denen das Gesetz den Einsatz einer solchen vorsieht.	10. to examine the professional qualifications of the specially qualified Auditors in the cases in which the law foresees the use of such Auditors.

C. Revisionsstelle und Spezialrevisionsstelle	C. Auditors and Special Auditor

Artikel 20 Amtsdauer, Befugnisse und Pflichten	Article 20 Term, Powers and Duties

a) Die Revisionsstelle wird von der Generalversammlung gewählt. Rechte und Pflichten der Revisionsstelle bestimmen sich nach den gesetzlichen Vorschriften.	a) The Auditors shall be elected by the General Meeting of Shareholders and shall have the powers and duties vested in them by law.

b) Die Generalversammlung kann eine Spezialrevisionsstelle ernennen, welche die vom Gesetz bei Kapitalerhöhungen durch Sacheinlage oder Verrechnung verlangten Prüfungsbestätigungen abgibt.

b)         The General Meeting of Shareholders may appoint a special auditing firm entrusted with the examinations required by applicable law in connection with capital increases against contribution in kind or set-off.

c)         Die Amtsdauer der Revisionsstelle und (falls eingesetzt) der Spezialrevisionsstelle beträgt ein Jahr. Die Amtsdauer beginnt mit dem Tag der Wahl und endet mit der ersten darauffolgenden ordentlichen Generalversammlung.

c)         The term of office of the Auditors and (if appointed) the special auditors shall be one year. The term of office shall commence on the day of election, and shall terminate on the first annual ordinary General Meeting of Shareholders following their election.

IV. Liquidation	IV. Liquidation

Artikel 21           Auflösung und Liquidation

a)         Die Generalversammlung kann jederzeit in Übereinstimmung mit den gesetzlichen und statutarischen Bestimmungen die Auflösung und die Liquidation der Gesellschaft beschliessen.

Article 21           Dissolution and Liquidation

a)        The General Meeting of Shareholders may at any time resolve the dissolution and liquidation of the Company in accordance with the provisions of the law and of the Articles of Association.

b) Die Liquidation wird durch den Verwaltungsrat besorgt, sofern sie nicht durch einen Beschluss der Generalversammlung anderen Personen übertragen wird.	b) The liquidation shall be carried out by the Board of Directors to the extent that the General Meeting of Shareholders has not entrusted the same to other persons.

c) Die Liquidation ist gemäss Artikel 742 ff. OR durchzuführen. Dabei können die Liquidatoren über das Vermögen der Gesellschaft (einschliesslich Immobilien) durch privaten Rechtsakt verfügen.

c)        The liquidation of the Company shall take place in accordance with Article 742 et seq. CO. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.

d) Das Vermögen der aufgelösten Gesellschaft wird nach Tilgung ihrer Schulden unter die Aktionäre nach Massgabe der einbezahlten Beträge verteilt.	d) After all debts have been satisfied, the net proceeds shall be distributed among the shareholders in proportion to the amounts paid-in.

V. Mitteilungen und Sprache der Statuten	V. Notices and Language of the Articles of Association

Artikel 22 Mitteilungen und Bekanntmachungen a) Das Schweizerische Handelsamtsblatt ist das offizielle Publikationsmittel der Gesellschaft.	Article 22 Communications and Announcements a) The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

b) Mitteilungen der Gesellschaft an die Aktionäre oder Partizipanten sowie andere Bekanntmachungen erfolgen durch Publikation im Schweizerischen Handelsamtsblatt.	b) Invitations to shareholders or participants and other communications of the Company shall be published in the Swiss Official Gazette of Commerce.

Artikel 23 Sprache der Statuten Im Falle eines Widerspruchs zwischen der deutschen und jeder anderen Fassung dieser Statuten ist die deutsche Fassung massgeblich.

Article 23           Language of the Articles of Association

In the event of deviations between the German version of these Articles of Association and any version in another language, the German authentic text prevails.

VI. Übergangsbestimmungen	VI. Transitional Provisions

Artikel 24           Sacheinlage

Die Gesellschaft übernimmt bei der Kapitalerhöhung vom 30. November 2010 gemäss einem Sacheinlagevertrag von 30. November 2010 (“Sacheinlagevertrag”) in Verbindung mit einem Urteil des Supreme Court von Bermuda vom 26. November 2010 zum Umstrukturierungsplan (“Scheme of Arrangement”) vom 18. November 2010 zwischen der Allied World Assurance Company Holdings, Ltd, einer Gesellschaft mit beschränkter Haftung gemäss Bermuda Recht mit Sitz in Bermuda und Kotierung am New York Stock Exchange (“Allied World Bermuda”), und ihren Aktionären, der von den Aktionären der Allied World Bermuda genehmigt wurde, alle 39’794’636 Aktien mit Stimmrecht der Allied World Bermuda, welche einen Wert von insgesamt CHF 2’337’536’918.64 haben. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft insgesamt 39’794’636 voll einbezahlte Namenaktien mit einem Nennwert von insgesamt CHF 596’919’540 aus an die Allied World Bermuda, die (1) in Bezug auf 38’313’836 Namenaktien der Gesellschaft, mit einem Nennwert von je CHF 15.00, als indirekte Stellvertreterin für die Aktionäre aller Aktien mit Stimmrechten der Allied World Bermuda, die bei Handelsschluss an der New York Stock Exchange (NYSE) am 30. November 2010 (“Stichzeitpunkt”) ausgegeben sind, und (2) in Bezug auf 1’480’800 Namenaktien der Gesellschaft, mit einem Nennwert von je CHF 15.00, im eigenen Namen und auf eigene Rechnung handelt. Die Gesellschaft weist die Differenz zwischen dem totalen Nennwert der ausgegebenen Namenaktien und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 1’740’617’378.64 den Reserven der Gesellschaft zu.

Article 24           Contribution in Kind

In connection with (1) the capital increase, dated November 30, 2010, and in accordance with (2) a contribution in kind agreement (“Contribution in Kind Agreement”), dated November 30, 2010, in connection with the order issued by the Supreme Court of Bermuda on November 26, 2010 sanctioning the scheme of arrangement (“Scheme of Arrangement”) dated November 18, 2010, by and between Allied World Assurance Company Holdings, Ltd, an exempted company with limited liability under the laws of Bermuda, with a registered office in Bermuda and with common shares listed on the New York Stock Exchange (“Allied World Bermuda”), and Allied World Bermuda’s shareholders, all of the 39,794,636 voting common shares of Allied World Bermuda (total value of CHF 2,337,536,918.64) have been acquired by the Company. As consideration for this contribution in kind, the Company has issued a total of 39,794,636 fully paid-in registered shares with a total par value of CHF 596,919,540 to Allied World Bermuda, which acts (i) in relation to 38,313,836 registered shares of the Company, each with a par value of CHF 15.00, as nominee for the account of the holders of all Allied World Bermuda voting common shares outstanding as of the close of trading on the New York Stock Exchange on November 30, 2010 (“Record Date”), and (ii) in relation to 1,480,800 registered shares of the Company, each with a par value of CHF 15.00, in its own name and account. The surplus of the difference between the aggregate par value of the issued registered shares and the total value of the contribution in kind, in the amount of CHF 1,740,617,378.64, is allocated to the reserves of the Company.

Die Gesellschaft übernimmt bei der Schaffung des Partizipationskapitals vom 30. November 2010 gemäss den Sacheinlagevertrag in Verbindung mit einem Urteil des Supreme Court von Bermuda vom 26. November 2010 zum Scheme of Arrangement vom 18. November 2010, alle 202’340 Aktien ohne Stimmrecht der Allied World Bermuda, welche einen Wert von insgesamt CHF 11’885’451.60 haben. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft insgesamt 202’340 voll einbezahlte Namenpartizipationsscheine mit einem Nennwert von insgesamt CHF 3’035’100 aus an die Allied World Bermuda, die als indirekte Stellvertreterin für die Aktionäre aller Aktien ohne Stimmrecht der Allied World Bermuda, die zum Stichzeitpunkt ausgegeben sind, handelt. Die Gesellschaft weist die Differenz zwischen dem totalen Nennwert der ausgegebenen Namenpartizipationsscheine und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 8’850’351.60 den Reserven der Gesellschaft zu.

In connection with (1) the creation of the participation capital, dated November 30, 2010, and in accordance with (2) the Contribution in Kind Agreement in connection with the order issued by the Supreme Court of Bermuda on November 26, 2010 sanctioning the Scheme of Arrangement dated November 18, 2010, all of the 202,340 non-voting common shares of Allied World Bermuda (total value of CHF 11,885,451.60) have been acquired by the Company. As consideration for this contribution in kind, the Company issues 202,340 fully paid-in registered participation certificates with a total par value of CHF 3,035,100 to Allied World Bermuda, which acts as nominee for the account of the holders of all non-voting common shares of Allied World Bermuda outstanding as of the close of trading on the New York Stock Exchange on the Record Date. The surplus of the difference between the aggregate par value of the issued registered participation certificates and the total value of the contribution in kind, in the amount of CHF 8,850,351.60, is allocated to the reserves of the Company.

New York, 20 März 2012 / March 20, 2012 /s/ Scott Carmilani Scott Carmilani